Exhibit 99.1

Mark R. Thresher
PRESIDENT AND CHIEF OPERATING OFFICER
May 18, 2009

Dear business partners, customers and associates:

As a result of the unprecedented economic and capital market turmoil, I know our stakeholders have a lot of interest in the financial health and stability of Nationwide Financial®. With this in mind, I want to provide you with an update on our first quarter results and share additional insight into the actions we are taking to help ensure our ongoing financial strength.

Well positioned to meet the economic challenges

Nationwide Financial is a strong, stable and financially sound company that is well positioned to navigate the current downturn. Our balance sheet and capital position remain strong. Market downturns and recessions are unfortunate, but are most likely inevitable aspects of the business cycle — and we were prepared for these events. You can rest assured that, despite all that has happened, we are in a very good financial position to meet the challenges ahead.

Sound first quarter 2009 results

Our first quarter operating results were fundamentally sound given the challenging environment. We reported net operating income1 of $80 million (excludes realized investment gains and losses). This is a significant improvement from the fourth quarter of 2008. I’m pleased that all major lines of business at Nationwide Financial achieved a profitable quarter despite the significant decline in the average daily S&P 500 during the January to March period. The improvement from the previous quarter was driven by several factors including disciplined expense management and lower losses on alternative investments. These factors more than offset lower revenues resulting from poor equity market performance during the first quarter. Additionally, the fourth quarter included a non-cash charge related to an unlocking of assumptions on our deferred acquisition cost (DAC) asset. Including investment losses, we reported a first quarter net loss of $107 million.

Quality investment portfolio

We maintain a quality investment portfolio that is well diversified and governed by a sound and disciplined investment policy. Nevertheless, the ongoing distress in the financial markets during the first quarter continued to drive investment losses across the industry. Our net realized investment loss for the quarter was $188 million, primarily related to losses on sales of securities and impairments. As of March 31, 2009, our general account investment portfolio assets totaled $36 billion.

Recently, the Financial Accounting Standards Board (FASB) established new requirements for measuring and presenting other-than-temporary impairments on securities, which we adopted for first quarter reporting. Under the new guidance, impairments in the value of securities are classified as “credit related” and “non-credit related.” Credit related impairments reflect deterioration in the underlying economics of the security (e.g., decline in cash flows on a mortgage backed security). Credit related impairments flow through the income statement. Non-credit related impairments reflect other factors such as a temporarily soft market for securities driven by market uncertainties. Non-credit related impairments are recognized as unrealized losses in accumulated other comprehensive income or loss in the equity section of the balance sheet.

Based on the new requirements, our total other-than-temporary impairments were $445 million (after-tax). Of that amount, $213 million was related to credit and recognized in income and $232 million was related to non-credit and recognized as an unrealized loss on the balance sheet. Notably, despite the market volatility during the first quarter, the gross unrealized loss position on securities increased by only $245 million, significantly less than the $1.2 billion increase in unrealized losses that occurred during the fourth quarter of last year.

Strong capital position

As of March 31, 2009, our statutory capital and surplus was $2.4 billion. Our estimated consolidated risk based capital (RBC) ratio2 continues to compare favorably with our peers at more than 400%, which means we are holding more than four times the amount of capital that regulators deem necessary to support our operations. Because of our strong financial condition, we do not have any plans to seek funds from the Troubled Asset Relief Program (TARP) or otherwise raise additional capital.

Taking actions to further strengthen our financial position

Since the end of the first quarter, equity market performance has improved and there appear to be indications that the economic downturn might be nearing its bottom. While we are cautiously optimistic that the worst has passed, there remains a great deal of distress in the economy and financial markets, which creates an uncertain outlook for our entire industry.

Accordingly, our current priorities are to take the necessary actions that will further strengthen our financial position and enhance our ability to weather a prolonged economic downturn. Those actions include making changes to our products that balance the need to reduce risk while providing exceptional value, carefully managing our capital combined with disciplined expense management, and continuing to invest in high-quality liquid assets.

At the same time, we continue to invest in best-in-class service capabilities. As demonstrated in our new advertising campaign, personalized, best-in-class service is at the heart of Nationwide and what we do. The market may waver, but our commitment to you and being On Your Side® will not.

Solid foundation for success

Nationwide Financial is one of the largest providers of financial services in the United States. The wide range of our businesses and breadth of our distribution network help us to naturally diversify and mitigate risk. Nationwide has been in business for more than 80 years, and our Midwestern roots and conservative heritage have helped us to successfully navigate through a number of market and economic disruptions.

Thank you for placing your trust in Nationwide. Whether you are a business partner, policy holder or associate, you can continue to have confidence in us.

Sincerely,

Mark R. Thresher
President and Chief Operating Officer

[1]

Net operating earnings is a non-GAAP financial measure that is calculated by adjusting net income to exclude net realized gains and losses on investments not related to operating items. For a reconciliation of these measures, along with more detailed financial information, please refer to our First Quarter 2009 Statistical Supplement and SEC filings, which are available on the investor relations section of the company’s website at nationwide.com.

[2]	The consolidated risk-based-capital ratio includes capital at the holding company and all like company subsidiaries.

Nationwide Investment Services Corporation, member FINRA. In MI only: Nationwide Investment Svcs. Corporation. Home Office: One Nationwide Plaza, Columbus, OH 43215-2220.

Nationwide, Nationwide Financial, the Nationwide framemark and On Your Side are service marks of Nationwide Mutual Insurance Company, Columbus, Ohio.

©2009, Nationwide Mutual Insurance Company. All rights reserved.

NFM-7108AO (5/09)